Exhibit 99.1

Hittite Microwave Corporation (ticker: HITT, exchange: NASDAQ) News Release - July 26, 2007.

Press Release

HITTITE MICROWAVE CORPORATION REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2007

CHELMSFORD, MA - July 26, 2007 - Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue of $37.6 million for the second quarter ended June 30, 2007, representing an increase of 16.3% compared with $32.4 million for the second quarter of 2006 and an increase of 3.6% compared with $36.3 million for the first quarter of 2007. Net income for the quarter was $12.2 million, or $0.39 per diluted share, an increase of 19.1% compared with $10.2 million, or $0.33 per diluted share, for the second quarter of 2006, and compared with $12.0 million, or $0.39 per diluted share, for the first quarter of 2007.

“We are pleased with our second quarter performance,” said Stephen Daly, Chairman and CEO. “Increased international sales allowed us to deliver strong quarterly results. Our product development team introduced our fourteenth product line, Variable Gain Amplifiers (VGA), which will have wide appeal across multiple end markets. In total, we introduced 30 new products during the quarter across our product lines, in line with our plan for the year.”

For the second quarter of 2007, revenue from customers in the United States was $15.6 million, or 41% of the company’s total revenue, and revenue from customers outside the United States was $22.0 million, or 59% of total revenue. Gross margin was 71.0% for the second quarter compared with 73.5% for the prior year’s quarter and 71.3% for the first quarter of 2007. Operating income for the second quarter was $17.3 million, or 45.9% of revenue. Total cash and investments at the end of the second quarter of 2007 was $143.8 million, an increase for the quarter of $8.1 million.

Business Outlook
The company currently expects revenue for the third quarter ending September 30, 2007 to be in the range of $38.5 million to $39.5 million and net income to be in the range of $12.3 million to $12.6 million, or $0.39 to $0.40 per diluted share.

Webcast and Taped Replay
The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investor Relations page of the Hittite Microwave web site at www.hittite.com and click on the webcast icon located under the Events Calendar. A telephonic replay of the call also will be available for one week after the live call by dialing (719) 457-0820, access code 9604716. Following the call, a webcast replay will also be available by visiting the Investor Relations page at www.hittite.com.

About Hittite Microwave Corporation
Hittite Microwave is an innovative designer and developer of high performance integrated circuits, or ICs, modules and subsystems for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, frequency dividers and detectors, frequency multipliers, mixers and converters, modulators and demodulators, oscillators, phase shifters, power detectors, sensors, switches, synthesizers and variable gain amplifiers. Hittite’s products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995
Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of our new products; our ability to assess market requirements accurately; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; our ability to manage our growth and costs effectively; protection of our intellectual property; the growth and fiscal strength of our end markets; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, as filed with the Securities and Exchange Commission.
Contact: William W. Boecke, V.P. and Chief Financial Officer (978-250-3343)

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)

(In thousands)
	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$65,505	$83,798
Available-for-sale investments	78,286	38,757
Accounts receivable, net	21,984	18,603
Inventories	12,443	10,950
Deferred costs	349	407
Prepaid expenses and other current assets	1,405	1,208
Deferred taxes	4,324	4,028
Total current assets	184,296	157,751
Property and equipment, net	16,668	14,478
Other assets	1,141	442
Total assets	$202,105	$172,671

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,550	$1,479
Accrued expenses	5,823	4,886
Income taxes payable	394	3,502
Deferred revenue and customer advances	5,049	5,751
Total current liabilities	12,816	15,618
Long-term income taxes payable	1,765	-
Deferred taxes	739	891
Total liabilities	15,320	16,509
Total stockholders' equity	186,785	156,162
Total liabilities and stockholders' equity	$202,105	$172,671

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue	$37,647	$32,370	$73,977	$60,234
Cost of revenue	10,929	8,583	21,350	15,901
Gross profit	26,718	23,787	52,627	44,333
	71.0%	73.5%	71.1%	73.6%
Operating expenses:
Research and development	4,571	4,209	8,980	7,751
Selling and marketing	3,170	2,768	6,036	5,291
General and administrative	1,712	1,714	3,456	3,276
Total operating expenses	9,453	8,691	18,472	16,318
Income from operations	17,265	15,096	34,155	28,015
	45.9%	46.6%	46.2%	46.5%

Interest and other income, net	1,280	808	2,460	1,302
Income before income taxes	18,545	15,904	36,615	29,317
Provision for income taxes	6,382	5,689	12,460	10,284
Net income	$12,163	$10,215	$24,155	$19,033

Earnings per share:
Basic	$0.40	$0.34	$0.79	$0.65
Diluted	$0.39	$0.33	$0.77	$0.62

Shares used in the calculation of earnings per share:
Basic	30,643	29,878	30,570	29,443
Diluted	31,266	30,863	31,202	30,690